EX-FILING FEES

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Blueprint Medicines Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Amended and Restated 2020 Inducement Plan Common Stock, $0.001 par value per share	457(h)	1,500,000	(2)	$51.08	(3)	$76,620,000	(3)	.0000927	$7,102.68
Total Offering Amounts							$76,620,000			$7,102.68
Total Fee Offsets										$0
Net Fee Due										$7,102.68

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock that may from time to time be offered or issued under the above-named plans to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents 1,500,000 additional shares of common stock reserved for issuance under the Blueprint Medicines Corporation Amended and Restated 2020 Inducement Plan, as approved by the Board of Directors of Blueprint Medicines Corporation on June 21, 2022.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on July 27, 2022.